Exhibit 10.14
March 29, 2007
Richard M. Ruedy
3062 Dow Drive
San Jose, CA 95136
Re: Offer Letter and Employment Term
Dear Ric:
We are all enthusiastic about the possibility of your joining the Cardica executive team. We are confident that you will contribute in significant ways to the growth of Cardica, Inc. (the “Company”). On behalf of the Company, I am pleased to offer you the position of Vice President, Regulatory, Clinical & Quality Affairs. Your employment terms and other matters are described below. You will primarily be responsible for all of Cardica’s clinical trials, regulatory submissions and requirements and managing the quality system. You will report directly to me, Bernard Hausen, President and CEO. The Company may change your position and responsibilities from time to time as it deems necessary.
Your base rate of pay will be Sixteen Thousand Six Hundred Sixty Seven Dollars ($16,667) per month less payroll deductions and all required withholdings. You will also be eligible to receive an annual bonus at the end of Cardica’s fiscal year of up to 20% of your base salary (or up to $40,000) less payroll deductions and all required withholdings based on Cardica meeting key goals and your achievement of pre-determined objectives. You will be paid semi-monthly and will be eligible for the following Company benefits: health insurance, life insurance, short and long term disability, employee assistance plan (EAP), flexible spending plan (FSA), 401(k) plan, health club, paid time off (PTO) and holidays. Your PTO will begin accruing at the rate of 15 days per year.
Upon execution of this offer letter and the Employee Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit A, and the commencement of your employment with the Company, it will be recommended to the Board of Directors of the Company that you be granted a stock option for Sixty Thousand (60,000) shares of the Company’s Common Stock (the “Option”), at an exercise price equal to the fair market value of Common Stock at the time of grant. The Sixty Thousand (60,000) shares shall be vested as follows: 25% of the shares shall vest on the one year anniversary, provided you are still employed by the Company as of such date; thereafter, 1/48 of the shares shall vest monthly until either (i) you cease to provide services to the Company for any reason, or (ii) the Options become fully vested.
As a Company employee, you will be expected to abide by Company rules and regulations, and sign and comply with the attached Proprietary Information and Inventions Agreement attached hereto as Exhibit A (the “Employee Proprietary Agreement”). As a Cardica employee, you will be required to sign an acknowledgment that you have read and understand the company rules as described in the company handbook and intend to abide by these rules and regulations. You will also be required to submit an I-9 form and satisfactory documentation regarding your identification and right to work in the United States no later than three (3) days after your employment begins.
You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a duly authorized officer of the Company.
Notwithstanding the vesting schedule set forth above, if there is a Change of Control (as defined below), then the following will apply:
Change of Control
If the Company undergoes a Change of Control (as defined below), then fifty percent (50%) of the then-unvested shares shall become immediately and fully vested (the “Single Trigger Acceleration”). If your status as an employee is terminated by the Company other than for Cause (as defined below) or is a Constructive Termination (as defined below) and such termination occurs at any time during the period one (1) month prior to or thirteen (13) months subsequent to a Change of Control (as defined below), then, in addition to the shares that are vested on the date of such termination, and in addition to the Single Trigger Acceleration, one hundred percent (100%) of the shares that are unvested on the date of such termination shall become immediately and fully vested. The following terms referred to above shall have the following meanings:
•	“Change of Control” shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred.

•	“Cause” shall mean (i) a felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud, misappropriation, or embezzlement of funds or property or act of dishonesty against the Company; (iii) material breach of Company’s policies, provided Company has given you written notification of the breach and has provided you with fifteen (15) days’ opportunity to cure the breach; (iv) willful conduct or gross negligence which is materially injurious to the reputation, business or business relationships of the Company or results in material damage to the Company’s property; (v) your breach of the Employee Proprietary Information and Inventions Agreement; or (vi) conduct which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve.
“Constructive Termination” shall include any termination of status as an employee by Company other than for Cause or voluntary termination, upon thirty (30) days prior written notice to Company, of (a) any change in your duties or responsibilities which result in a material diminution or material adverse change of your position, status or responsibilities of employment, but shall not include a mere change in title or reporting relationship; (b) reduction by Company in your base salary by greater than ten percent (10%); (c) a relocation of your place of employment with Company, to a location more than thirty (30) miles from the location at which you performed duties as an employee immediately prior to the Change of Control; (d) any material breach by Company of any agreement between you and Company concerning your employment; or (e) any failure by Company to obtain the assumption of any material agreement, including the material provisions of any option grant, between you and Company concerning your employment by any successor or assign of the Company (or related employer of same).
Involuntary Termination for Cause. If your employment is terminated for Cause, then you shall not be entitled to receive severance benefits. Your benefits will be terminated under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination.
Termination Apart from a Change of Control. In the event your employment terminates for any reason, either prior to one month before the occurrence of a Change of Control or after the thirteenth month period following the effective date of a Change of Control, then you shall not be entitled to receive any severance benefits under this Agreement. Your benefits will be terminated under the terms of the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with the terms of this Offer Letter or as otherwise determined by the Board of Directors of Company.
This letter, together with Exhibit A, forms the complete statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This offer is subject to and contingent on the satisfactory completion of a background investigation.
Please sign and date this letter and the attached Employee Proprietary Agreement, and return it to me by April 6, 2007, if you wish to accept this offer of employment at the Company under the terms of this letter.
Everyone involved with our enterprise believes Cardica will thrive and grow in the years to come. We look forward to working with you in this unique growth opportunity and in having you join our team. If you have any questions regarding this offer, please call me directly at (650) 331-7124.
Sincerely,

/s/ Bernard A. Hausen
Bernard A. Hausen, M.D., Ph.D. President & CEO

Agreed to and Accepted by:

/s/ Richard M. Ruedy Richard M. Ruedy

April 3, 2007 Date Signed

April 16, 2007 Start Date
Attachments: Exhibit A: Proprietary Information and Inventions Agreement